PRICING SUPPLEMENT                                          File No. 333-97937
(To Prospectus Supplement and                                   Rule 424(b)(3)
Prospectus dated September 25, 2002)
Pricing Supplement Number: 2289



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue


                              Floating Rate Notes


Principal Amount:  $250,000,000      Original Issue Date: February 19, 2003

Issue Price:       100.00%           Stated Maturity Date: February 17, 2006

CUSIP Number:      59018YQD6


Interest Calculation:                Day Count Convention:
--------------------                 --------------------
/x/  Regular Floating Rate Note      /x/  Actual/360
/ /  Inverse Floating Rate Note      / /  30/360
     (Fixed Interest Rate):          / /  Actual/Actual



Interest Rate Basis:
-------------------
/ /  LIBOR                           / /  Commercial Paper Rate
/ /  CMT Rate                        / /  Eleventh District Cost of Funds Rate
/ /  Prime Rate                      / /  CD Rate
/x/  Federal Funds Rate              / /  Other (see attached)
/ /  Treasury Rate
Designated CMT Page:                 Designated LIBOR Page:
   CMT Moneyline Telerate Page:          LIBOR Moneyline Telerate Page:  3750
                                                    LIBOR Reuters Page:




Index Maturity:  Not Applicable        Minimum Interest Rate:  Not Applicable

Spread:          +0.470%               Maximum Interest Rate:  Not Applicable

Initial
Interest Rate:   Calculated as if      Spread Multiplier:  Not Applicable
                 the Original Issue
                 Date was an Interest
                 Reset Date

Interest Reset Dates:     Each Business Day, commencing February 20, 2003 to
                          but excluding the Stated Maturity Date, subject to the following Business Day convention.

Interest Payment Dates:   Quarterly, on the 17th of February, May, August and
                          November commencing May 17, 2003 until maturity, subject to the following Business Day convention.

Repayment at the
Option of the Holder:     The Notes cannot be repaid prior to the Stated
                          Maturity Date.

Redemption at the
Option of the Company:    The Notes cannot be redeemed prior to the Stated
                          Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                  JPMorgan Chase Bank

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated
                          ("MLPF&S"), HSBC Securities (USA) Inc. and ABN AMRO
                          Incorporated (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                          Pursuant to an agreement, dated February 11, 2003 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                                                                   Principal
                                                                     Amount
                          Underwriters                            of the Notes
                          ------------                            ------------

                          Merrill Lynch, Pierce, Fenner & Smith
                                      Incorporated                $245,000,000
                          HSBC Securities (USA) Inc.                $2,500,000
                          ABN AMRO Incorporated                     $2,500,000
                                                                  ------------
                                                       Total      $250,000,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


Dated:                    February 11, 2003